Exhibit 5.1

787 Seventh Avenue New York, NY 10019-6099
Tel: 212 728 8000
Fax: 212 728 8111
July 22, 2011
MedAssets, Inc.
100 North Point Center East, Suite 200
Alpharetta, Georgia 30022
Re:      Registration Statement on Form S-4
Ladies and Gentlemen:
We are counsel for MedAssets, Inc., a Delaware corporation (the “Issuer”); Broadlane Intermediate Holdings, Inc., Broadlane NY, Inc., Health Equipment Logistics and Planning, Inc., Healthcare Performance Partners, Inc., KP Select, Inc. and The Broadlane Group, Inc., each, a Delaware corporation; and Aspen Healthcare Metrics LLC, MedAssets Analytical Systems, LLC, MedAssets Supply Chain Systems, LLC, MedAssets Net Revenue Systems, LLC, Dominic & Irvine, LLC, MedAssets Services LLC, MedAssets Ventures, LLC and MedAssets Insurance Solutions, LLC, each, a Delaware limited liability company (collectively, the “Guarantors”).
We have acted as counsel in connection with various legal matters relating to the preparation and filing, on the date hereof, of a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance of up to $325,000,000 in principal amount of new 8.0% Senior Notes due 2018 (the “Exchange Notes”) of the Issuer, unconditionally guaranteed by the Guarantors, offered in exchange for any or all of the outstanding 8.0% Senior Notes due 2018 (the “Original Notes”) of the Issuer, unconditionally guaranteed by the Guarantors. The Original Notes were originally issued and sold in reliance upon an exemption from registration under the Securities Act.
The Original Notes were issued under, and the Exchange Notes will be issued under the Indenture, dated as of November 16, 2010, among the Issuer, the guarantors named therein and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The exchange is being made pursuant to an exchange offer contemplated by the Registration Statement (the “Exchange Offer”). Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Registration Statement. As used herein, the term “Registrants” refers to the Issuer and the Guarantors.
In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Indenture and the respective certificates of incorporation and by-laws, or other organizational documents, as amended, of the Registrants and such other documents, corporate records, certificates
New York       Washington       Paris       London       Milan       Rome       Frankfurt       Brussels
in alliance with Dickson Minto W.S., London and Edinburgh

and other instruments as in our judgment were necessary or appropriate to enable us to render the opinions expressed below. As to certain factual matters, we have relied (without independent verification) upon certificates of public officials, certificates and statements (including representations and warranties as to facts set forth in any of the documents and agreements referred to herein) of officers of the Registrants and such other documents as we have deemed necessary or appropriate in respect of the opinions expressed herein. In such examinations, we have assumed:
(i)	the genuineness of all signatures on original or certified or otherwise identified documents; and

(ii)	the authenticity of all company and corporate records, agreements, documents, instruments and certificates submitted to us as originals, the conformity to original documents and agreements of all documents and agreements submitted to us as conformed, certified or photostatic copies thereof and the authenticity of the originals of such conformed, certified or photostatic copies; and

(iii)	that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture and is qualified and eligible under the terms of the Indenture to act as trustee thereunder; that the Trustee is in compliance, generally with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organization and legal power and authority to perform its obligations under the Indenture.
Based on the foregoing, and subject to the assumptions, limitations, qualifications and exceptions set forth below, we are of the opinion that:
     1. The Indenture has been duly and validly authorized, executed and delivered by each of the Registrants. The Indenture constitutes a legal, valid and binding obligation of each of the Registrants enforceable against the Registrants in accordance with the terms thereof, except insofar as enforceability thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally, or (b) general principles of equity.
     2. The Exchange Notes and the guarantees thereof by the Guarantors pursuant to the terms of the Indenture have been duly authorized by the Issuer and the other Registrants and, when the Exchange Notes have been duly executed by the proper officers of the Issuer, duly authenticated by the Trustee, and issued by the Issuer in accordance with the terms of the Indenture in exchange for the Initial Notes as contemplated by the Registration Statement, the Exchange Notes and the guarantees thereof by the Guarantors pursuant to the terms of the Indenture will constitute legal, valid and binding obligations of the Issuer and the other Registrants, respectively, will be entitled to the benefits of the Indenture and will be enforceable against the Issuer and the other Registrants, respectively, in accordance with their terms, except insofar as enforceability thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally or (b) general principles of equity.

The opinions expressed herein are limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. We do not express an opinion as to matters arising under the laws of any jurisdiction, other than the laws of the State of New York, the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the Federal laws of the United States. The opinions expressed herein are expressed as of the date hereof and we undertake no duty or obligation to update such opinions.
We hereby consent to being named as counsel for the Registrants in the Registration Statement and under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement or any amendment thereto. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,
/s/ Willkie Farr & Gallagher LLP